                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              UNOCAL CORPORATION
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

               NOTICE OF 1996 ANNUAL MEETING AND PROXY STATEMENT


                                 [UNOCAL LOGO]


   BACKGROUND REPRESENTS PARTIAL WORLD GLOBE SHOWING THE EASTERN HEMISPHERE

                               TABLE OF CONTENTS
- --------------------------------------------------------------------------------

Invitation from the Chairman................................................   I
Notice of 1996 Annual Meeting of Stockholders...............................  II
General Information.........................................................   1
Item 1: Election of Directors...............................................   2
Board and Committee Meetings................................................   4
Directors' Compensation.....................................................   5
Security Ownership of Management............................................   6
Compliance with Section 16(a) of the Securities Exchange Act of 1934........   6
Executive Compensation
 Report of the Management Development and
   Compensation Committee...................................................   7
 Performance Graph--Cumulative Return to
   Stockholders.............................................................  10
 Compensation of Executive Officers.........................................  11
Security Ownership of Certain Beneficial Owners.............................  15
Item 2: Ratification of Appointment of Independent
  Accountants...............................................................  16
Stockholder Proposals
 Item 3: Review and Report on Company's
   International Code of Conduct............................................  16
 Item 4: Report on a Gas Plant in Northern Alberta, Canada..................  20
 Item 5: Review and Report Annually on Pollution
   Prevention Options.......................................................  22
Item 6: Other Matters.......................................................  25
Stockholder Proposals for 1997 Annual Meeting...............................  25

                                               Unocal Corporation
                                               2141 Rosecrans Avenue, Suite
                                               4000
                                               El Segundo, California 90245

                              [LOGO OF UNOCAL]

                                               April 22, 1996

Dear Stockholder:

Please accept my personal invitation to attend our Annual Meeting of Stockholders on Monday, June 3, 1996. This year's meeting will be held in the auditorium at the Company's Hartley Center, 376 South Valencia Avenue in Brea, California at 10:00 A.M.

Your vote is important. I urge you to complete, sign, and return the enclosed proxy card. If you plan to attend the Stockholders Meeting, please complete and return the business reply card enclosed with the Proxy Statement. That card also provides space for any comments you may have on matters concerning Unocal. I welcome your comments and assure you they will be considered.

Auditorium seating is limited. If you are a beneficial owner of Unocal stock held by a bank, broker, or investment plan (with your stock held in "street name") you may need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from the bank or broker are examples of proof of ownership. Stockholders of record may be asked for identification for admission to the meeting.

I look forward to seeing you on June 3.

                                     Sincerely,



                                     /s/ Roger C. Beach
                                     -----------------------------------------
                                         Roger C. Beach
                                         Chairman and Chief Executive Officer

                                       I

                                               NOTICE OF 1996
                                               ANNUAL MEETING
                                               OF STOCKHOLDERS

                              [LOGO OF UNOCAL]

                                               Unocal Corporation

The Annual Meeting of Stockholders of Unocal Corporation (the "Company"), a Delaware corporation, will be held in the auditorium at The Hartley Center, 376 South Valencia Avenue in Brea, California, on Monday, June 3, 1996, at 10:00 A.M., Pacific Daylight Time, for the following purposes:

  (1) To elect three directors for three-year terms that expire at the annual meeting in 1999;

  (2) To ratify the action of the Board of Directors in appointing Coopers & Lybrand L.L.P. as the Company's independent accountants for 1996;

  (3) To consider and act upon the stockholder proposals described in the accompanying Proxy Statement, if presented at the meeting; and

  (4) To consider and act upon such other matters as may properly be brought before the meeting and any adjournment thereof.

Only stockholders of record at the close of business on April 4, 1996 are entitled to vote at the Annual Meeting and any adjournment thereof.

                                     By Order of the Board of Directors

                                     /s/ Dennis P. R. Codon
                                     -------------------------------------
                                         Dennis P. R. Codon
                                         Vice President, Chief Legal Officer,
                                         and Corporate Secretary

April 22, 1996
El Segundo, California

                                      II

                                               PROXY STATEMENT

                               [LOGO OF UNOCAL]

                                               Unocal Corporation
                                               2141 Rosecrans Avenue, Suite
                                               4000
                                               El Segundo, California 90245

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Unocal Corporation (the "Company" or "Unocal"), a Delaware corporation, for use at the Annual Meeting of Stockholders of the Company to be held on June 3, 1996 and any adjournment thereof, pursuant to the Notice of the Meeting.

The Notice of Annual Meeting and this Proxy Statement, together with the enclosed proxy card and the Company's 1995 Annual Report, are being mailed to stockholders commencing on or about April 22, 1996.

As of March 31, 1996, the Company had 248,113,092 shares of common stock outstanding. Only Common stockholders of record on the books of the Company at the close of business on April 4, 1996 are entitled to vote at the meeting. A stockholder of record is entitled to one vote for each share of common stock owned. Pursuant to Delaware law, shares voted by brokers as to discretionary matters only and shares abstaining will be counted as present for the purpose of determining whether there is a quorum. With regard to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions on items 2 (ratification of appointment of independent accountants), 3, 4, and 5 (stockholder proposals) will have the effect of negative votes. The New York Stock Exchange has informed the Company that the three stockholder proposals are "non-discretionary," and brokers who have received no instructions from their clients do not have discretion to vote on these items. Such broker "non votes" will not be counted as votes cast in determining the outcome of the stockholder proposals.


                              GENERAL INFORMATION

This proxy is solicited by the Board of Directors. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain directors, officers, and regular and temporary employees of the Company and its subsidiaries may solicit proxies by telephone, personal interview, electronic mail, facsimile and other written communication. The Company also has retained D. F. King & Co., Inc., New York, New York, to assist in the solicitation of proxies for a fee estimated to be $15,000 plus reimbursement of out of pocket expenses. The Board of Directors has appointed directors Mr. MacDonald G. Becket, Dr. Donald P. Jacobs, and Mr. Frank C. Herringer as the proxy holders for the 1996 meeting of stockholders.

The Company's general proxy voting policy is:

  "Unocal's Board of Directors wishes to encourage stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. Therefore, the Company shall retain an independent third party to receive and tabulate stockholder proxy votes. The manner in which any stockholder votes on any particular issue shall, subject to any federal or state law requirements, be strictly confidential."

The Board of Directors considers that some stockholders may wish the Company to know how they have voted and the Company, where possible, may wish to inquire as to how stockholders have voted.

If you wish the Company to have access to your proxy card, you may check the box marked "OPEN BALLOT" on the proxy card and your proxy will be made available to the Company. Your vote will remain confidential if you do not check the "OPEN BALLOT" box.

A stockholder who has returned a proxy may revoke it at any time before it is voted at the meeting by executing a later-dated proxy, by voting by ballot at the meeting, or by filing an instrument of revocation with the Inspector of Elections.
                                    ITEM 1.
                             ELECTION OF DIRECTORS

On December 4, 1995, the Board of Directors unanimously adopted an amendment to the Bylaws decreasing the number of directors from 13 to 12, effective June 3, 1996. The Board is divided into three classes. Directors in each class are normally elected for three-year terms or until their successors are duly elected and qualified. Three directors will be elected at the Annual Meeting for terms expiring in 1999.

Each of the three nominees has complied with the requirements of Article III,
Section 6 of the Company's Bylaws, which reads in part as follows:

  ". . . A nomination shall be accepted, and votes cast for a proposed nominee shall be counted by the inspectors of election, only if the Secretary of the Corporation has received at least 30 days prior to the meeting a statement over the signature of the proposed nominee that such person consents to being a nominee and, if elected, intends to serve as a director. Such statement shall also contain the Unocal stock ownership of the proposed nominee, occupations and business history for the previous five years, other directorships, names of business entities of which the proposed nominee owns a 10 percent or more equity interest, listing of any criminal convictions, including federal or state securities violations, and all other information required by the federal proxy rules in effect at the time the proposed nominee submits said statement."

If the Corporate Secretary of the Company advises the Board that information provided by any nominee is incomplete, that nominee may be disqualified to stand for election as a director. If any nominee becomes unavailable to serve as a director, and if the Board designates a substitute nominee, the proxy holders will vote for the substitute nominee designated by the Board.

Information about the persons nominated for election as directors, as well as those directors continuing in office, is set forth on the following pages.

Directors are elected by a plurality of the votes of the shares entitled to vote on the election and present, in person or by proxy, at the Annual Meeting.

THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM FOR ALL THREE NOMINEES UNLESS AUTHORIZATION TO VOTE FOR THE ELECTION OF ONE OR MORE NOMINEES HAS BEEN WITHHELD.

NOMINEES FOR DIRECTOR--TERMS TO EXPIRE 1999

MALCOLM R. CURRIE
Former Chairman and Chief Executive Officer of
Hughes Aircraft Company (now Hughes Electronics)
Age: 69
Director since 1990

Dr. Currie was Chairman and Chief Executive Officer of Hughes Aircraft Company (now Hughes Electronics), a wholly-owned subsidiary of General Motors Corporation, from 1988 through 1992. Dr. Currie has been a director of Investment Company of America since 1991, L.S.I. Logic Corporation since 1991, Moltech Corporation since 1995, and U.S. Electricar since 1995. He is Chairman of The Board of Trustees of The University of Southern California.

NEAL E. SCHMALE
Chief Financial Officer of the Company
Age: 49
Director since 1991

Mr. Schmale has been Chief Financial Officer since 1994 when he joined the Office of the Chief Executive Officer. He served as Senior Vice President from 1988 to 1994. Mr. Schmale was President of the Petroleum Products and Chemicals Division (which encompassed refining, marketing, chemicals and minerals operations) from 1992 to 1994. He was President of the Unocal Chemicals & Minerals Division from 1991 to 1992.

CHARLES R. WEAVER
Former Chairman of the Board and Chief Executive Officer of The Clorox Company (household consumer products)
Age: 67
Director since 1990

Mr. Weaver was Chairman of the Board of The Clorox Company from 1986 and Chief Executive Officer of The Clorox Company from 1985 until his retirement in 1992. He has also been a director of Potlatch Corporation since 1987.

CONTINUING DIRECTORS--TERMS TO EXPIRE 1998

FRANK C. HERRINGER
Chairman and Chief Executive Officer of Transamerica Corporation (insurance and financial services)
Age: 53
Director since 1989

Mr. Herringer has been Chairman of the Board of Transamerica Corporation since January 1996. He has also been President of Transamerica Corporation since 1986, Chief Executive Officer of Transamerica Corporation since 1991 and a director of Transamerica Corporation since 1986. Mr. Herringer has also been a director of Pacific Telesis Group since 1994 and was a director of Sedgwick Group plc from 1985 to 1994.

JOHN F. IMLE, JR.
President of the Company
Age: 55
Director since 1988

Mr. Imle has been President since 1994. He directs the Company's growth and corporate planning activities, and is a member of the Office of the Chief Executive Officer. From 1992 to 1994 he served as Executive Vice President and President of the Energy Resources Division, which encompassed the Company's worldwide oil, gas, and geothermal businesses. Mr. Imle was Senior Vice President from 1988 until his appointment as Executive Vice President.

DONALD P. JACOBS
Dean, J. L. Kellogg Graduate School of Management,
Northwestern University
Age: 68
Director since 1972

Dr. Jacobs has also been a director of Commonwealth Edison Company since 1979, First Chicago Corporation and its subsidiary, First National Bank of Chicago, since 1982, Hartmarx Corporation since 1980, and Whitman Corporation since 1988.

J. STEVEN WHISLER
Senior Vice President of Phelps Dodge Corporation (copper mining)
Age: 41
Director since 1995

Mr. Whisler has been a Senior Vice President of Phelps Dodge Corporation, a major international mining and manufacturing company, since 1988, and President of Phelps Dodge Mining Company, its largest division, since 1991. He was a Vice President of Phelps Dodge Corporation from 1987 until 1988 and the General Counsel of the Corporation from 1987 until 1991. Mr. Whisler has been a director of Phelps Dodge Corporation since 1995, Burlington Northern Santa Fe Corporation since 1995, and the Southern Peru Copper Corporation since 1995.

MARINA V.N. WHITMAN
Professor of Business Administration and Public Policy, University of Michigan
Age: 61
Director since 1993

Dr. Whitman has been a Professor at the University of Michigan since 1992. Prior thereto, she spent 13 years at General Motors Corporation -- six years as Vice President and Chief Economist and seven years as Vice President and Group Executive, Public Affairs Staff. She was a member of the President's Advisory Committee on Trade Policy and Negotiations from 1987 to 1993. She has been a director of Aluminum Company of America since 1994, Procter & Gamble Company since 1976, Manufacturer's Hanover Trust Company from 1973 to 1992 and its successor, Chemical Banking Corporation, since 1992, and Browning-Ferris Industries, Inc. since 1992, and is a member, director or trustee of several educational and professional organizations.

CONTINUING DIRECTORS--TERMS TO EXPIRE 1997

JOHN W. AMERMAN
Chairman and Chief Executive Officer of Mattel, Inc. (children's toys)
Age: 64
Director since 1991

Mr. Amerman has been Chairman of the Board and Chief Executive Officer of Mattel, Inc. since 1987 and a director of Mattel, Inc. since 1985.

ROGER C. BEACH
Chairman and Chief Executive Officer of the Company
Age: 59
Director since 1988

Mr. Beach has been Chairman of the Board of Directors of the Company since April 1995 and Chief Executive Officer since 1994. He heads the Office of the Chief Executive Officer, formed in 1994. He served as President and Chief Operating Officer from 1992 until 1994. Mr. Beach was President of the Unocal Refining & Marketing Division from 1986 to 1992, and from 1987 to 1992 also served as Senior Vice President.

MACDONALD G. BECKET, F.A.I.A.
Former Chairman and Chief Executive Officer of The Becket Group (architects and engineers)
Age: 67
Director since 1988

Mr. Becket was Chairman and Chief Executive Officer of The Becket Group from 1969 to 1988. Welton Becket Associates, a subsidiary of The Becket Group, was a major architectural and engineering firm. The firm merged in 1987 with Ellerbe, Inc., forming Ellerbe Becket, now the largest architectural firm in the United States. At the present time, Mr. Becket is acting as a consulting architect on various architectural, construction and real estate related projects.

JOHN W. CREIGHTON, JR.
President and Chief Executive Officer of Weyerhaeuser Company (forest products)
Age: 63
Director since 1995

Mr. Creighton has been President and a director of Weyerhaeuser Company since 1988 and Chief Executive Officer of Weyerhaeuser Company since 1991. He has also been a director of Washington Energy Company since 1989, Portland General Corporation since 1990, and Quality Food Centers, Inc. since 1989.

BOARD AND COMMITTEE MEETINGS

The Board of Directors had seven meetings in 1995. All directors attended at least 88% of the total number of meetings of the Board and the committees on which they served.

The Board of Directors has the following standing committees:

Accounting, Auditing & Ethics Committee. Messrs. Weaver (Chairman), Becket, Creighton, and Dr. Whitman. The Committee, composed entirely of non-employee directors, met seven times in 1995. Its primary functions are (a) to periodically review the Company's accounting, financial reporting, and control policies and procedures, (b) to recommend to the Board of Directors the firm of certified public accountants to be retained as the Company's independent auditors, and (c) to review Company policies and procedures relating to business conduct and conflicts of interest. The Committee meets separately with the Company's independent certified public accountants and the internal audit staff.

Board Governance Committee. Messrs. Herringer (Chairman), Amerman, Currie, Dr. Jacobs and Mr. Whisler. The Committee, composed of five non-employee directors, met five times in 1995. The Committee recommends the composition, role, structure and procedures of the Board of Directors and Board committees, and makes recommendations to improve the functionality and effectiveness of the Board and the committees. The Committee also identifies and presents candidates for election as directors of the Company. The Committee's policy is to consider qualified candidates, including those submitted by stockholders. Stockholders may recommend candidates by writing to the Corporate Secretary.

Executive Committee. Messrs. Beach (Chairman), Amerman, Currie and Herringer. The Committee, composed of three non-employee Directors and the Chief Executive Officer, met once in 1995. During the periods between Board meetings, the Executive Committee has the powers and authority of the Board, except for those powers specifically reserved to the full Board by the Delaware General Corporation Law and the Bylaws.

Health, Environment & Safety Committee. Messrs. Becket (Chairman), Creighton, Weaver and Dr. Whitman. The Committee, composed entirely of non-employee directors, met five times in 1995. Its primary functions are to review (a) activities of the Health, Environment & Safety Department, (b) with the Company's General Counsel, any legal or other matter involving health, environment or safety that could significantly impact the Company, (c) existing and projected future material expenditures related to health, environment or safety, and (d) the HES audit function including the audit plans and audit results.

Management Committee. Messrs. Beach (Chairman), Imle and Schmale. The Committee, composed of three employee directors, met 48 times in 1995. During the periods between Board meetings, the Management Committee generally has the powers and authority of the Board, except for those powers specifically reserved to the full Board by the Delaware General Corporation Law and the Bylaws, and subject to approval limits established by the Board.

Management Development & Compensation Committee. Drs. Jacobs (Chairman), Currie and Messrs. Amerman, Herringer, and Whisler. The Committee, composed entirely of non-employee directors, met six times in 1995. Its primary functions are establishing the base salaries of senior officers and administering all executive incentive compensation programs. The Committee also reviews the performance of and succession plans for senior management. The Committee retains an outside consultant to advise it.

Retirement Plan Committee. Dr. Currie (Chairman),
Mr. Becket, Dr. Jacobs, and Mr. Richard J. Stegemeier. The Committee is composed of three non-employee directors. Mr. Stegemeier served as an officer through April 1994. The Committee met four times in 1995. Its primary function is to control and manage the assets of the Company's Retirement Plan, which includes setting investment objectives, establishing asset allocation strategy, and selecting and replacing investment managers, consultants, and trustees.

DIRECTORS' COMPENSATION
Directors who are also employees of the Company receive no additional compensation for services as directors. Except as described in the following paragraph, during 1995 each non-employee director received an annual retainer fee of $18,000. Each non-employee director also received a fee of $1,500 for each half-day Board meeting attended, and $6,000 for each two-day Board meeting attended. Non-employee committee members received a fee of $1,000 for each committee meeting attended. In addition, each non-employee committee chairman received an annual retainer fee of $6,000. All directors are reimbursed for actual out-of-pocket expenses incurred in attending meetings and Company business. The compensation for non-employee directors for 1996 remains the same as the 1995 fees.

Mr. Stegemeier, who is retiring this year, had a contract effective May 1994 through May 1995 under which he was compensated for continuing as Chairman of the Board subsequent to his retirement as an officer of the Company. This compensation was in lieu of the compensation provided to non-employee directors described in the preceding paragraph. The contract provided for $110,000 to be paid in equal monthly installments, a secretary, and reimbursement of expenses. Subsequent to May 1995, Mr. Stegemeier received the same cash compensation as the other non-employee directors, and retained the secretary.

The Directors' Restricted Stock Plan (the "Plan") for non-employee directors was approved by the Company's stockholders in 1991 for a term of 10 years. The Plan is administered by the Management Committee with an aggregate of 300,000 shares available for issuance.

Under the Plan, annual grants of restricted shares of common stock equal in value to 20 percent of the director's fees have been made to each outside director.

The Plan also allows each outside director to make an annual election to defer all or a portion of his or her cash fees. This gives non-employee directors an opportunity to increase their stockholdings, which further aligns the interests of non-employee directors with those of other stockholders. In return for forgoing immediate cash compensation, elective restricted stock grants equal 120 percent of the compensation deferred. Six non-employee directors elected to defer 100% of their director cash fees for the period June 1, 1995 to July 1, 1996, and one non-employee director elected to defer 70% of cash compensation for that period.

Restricted stock cannot be sold, transferred, or pledged during the restriction period and is subject to forfeiture if the director resigns or chooses not to stand for election during the restriction period of from five to ten years.

The Plan was amended to provide that after August 31, 1996, restricted stock units will replace restricted shares. The restriction period for the units, as elected by each director, is from five years to as late as when the director ceases to be a director of the Company. The restricted stock units will accumulate in accounts for each director, and dividends payable during the restriction period will be credited as additional restricted stock units. At the end of the restriction period, shares of common stock will be issued equal to the number of accumulated restricted stock units. Restricted stock units are forfeited if the director resigns or does not stand for election other than for good cause. If proposed changes to certain Securities and Exchange Commission rules become effective, the value of compensation deferred will be reduced from the current 120% to 110%.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the beneficial ownership of shares of the Company's common stock as of March 15, 1996 by all directors and nominees for directors, named executive officers, and by all directors and executive officers as a group.

                                       Sole Voting  Shared Voting
                                           or            or       Acquirable
                                       Investment    Investment   Within 60
Name                                      Power         Power      Days(D)
- --------------------------------------------------------------------------------
JOHN W. AMERMAN                            6,048         1,000
ROGER C. BEACH                            27,995        25,719     164,584
MACDONALD G. BECKET                        3,705
JOHN W. CREIGHTON, JR.                     2,020
MALCOLM R. CURRIE                          8,123         1,200
FRANK C. HERRINGER                        13,775(A)
LAWRENCE M. HIGBY                            333                    12,723
JOHN F. IMLE, JR.                         42,886(B)                152,842(E)
DONALD P. JACOBS                          16,634         3,483(C)
JOHN W. SCHANCK                           20,167                    28,496
NEAL E. SCHMALE                           29,480        21,991     108,378
RICHARD J. STEGEMEIER                     55,610       158,945     293,958
CHARLES R. WEAVER                         13,150
J. STEVEN WHISLER                          2,714
MARINA V.N. WHITMAN                        3,861
ALL DIRECTORS, NOMINEES FOR DIRECTORS
AND EXECUTIVE OFFICERS AS
A GROUP (17 PERSONS, INCLUDING THOSE
LISTED ABOVE)(F)                         265,088       212,338     822,692

- --------------------------------------------------------------------------------
(A)Includes 400 shares held by Mr. Herringer as custodian for his daughter.

(B)Includes 3,575 shares of restricted stock relinquished pursuant to a property settlement agreement.

(C)Dr. Jacobs disclaims beneficial ownership of these shares, which are held directly by his wife.

(D)Reflects the number of shares that could be purchased by exercise of options presently exercisable or exercisable within 60 days from March 15, 1996.

(E)Includes 53,380 shares subject to options relinquished pursuant to a property settlement agreement.

(F)Shares beneficially owned by all directors, director nominees and executive officers as a group are less than 1 percent of the common stock outstanding. No shares of the Company's $3.50 convertible preferred stock are owned by directors, director nominees or executive officers.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 and related Securities and Exchange Commission rules require that directors and executive officers report to the Commission changes in their beneficial ownership of Unocal stock, and that any late filings must be disclosed.

Mr. Charles S. McDowell, Vice-President and Comptroller of the Company, exercised a stock option on May 1, 1995 and on that same date sold the shares received upon the exercise. The report of the sale of the stock was timely filed, but the exercise of the option was inadvertently omitted from that report and subsequently reported late.

The reporting of shares acquired in 1994 by Dr. Jacobs from the reinvestment of dividends on his shares under the Company's Dividend Reinvestment and Common Stock Purchase Plan was inadvertently omitted from a year-end filing for 1994 and was included in the year-end filing for 1995.

                             EXECUTIVE COMPENSATION
        REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

This report of the Management Development and Compensation Committee of the Board of Directors (the "Committee") describes the executive compensation programs and policies of the Company, including its short-term and long-term incentive compensation plans. Key elements of the compensation program are:

  . Compensation Committee members are non-employees

  . Salaries are based on comparison with petroleum industry averages

  . Short-term and long-term incentives are linked to share price performance

  . Annual bonus plan and performance share program are based on the Company's return to stockholders compared to that of a peer group of companies

  . Stock option program mandates share ownership after exercise, except for participants age 60 and older

  . Committee retains and is assisted by an outside consultant

The Committee, composed entirely of non-employee directors, is responsible for setting and administering the annual and long-term compensation programs. The Committee reviews and determines executive officer salaries and short-term and long-term incentive compensation awards under the Management Incentive Program approved by the stockholders in 1991. The Committee is assisted by an outside consultant. The consultant and the Chief Executive Officer ("CEO") are present at Committee meetings but cannot vote. The Committee meets outside the presence of the CEO on certain matters, including CEO compensation and certain succession issues. The Committee met six times in 1995.

The Management Incentive Program, consisting of the Revised Incentive Compensation Plan and the Long-Term Incentive Plan of 1991, was developed to reinforce the goal of creating value for the stockholders. The Program explicitly links short- term and long-term incentive compensation to the Company's share price and its return to stockholders (share price appreciation plus dividends) compared to that of a group of 18 companies in energy and energy-related businesses (the "Peer Group").
The Peer Group as a whole is designed to have a business mix that is similar to that of the Company. Therefore, the effects of commodity prices and other external events should be similar for the Company and the Peer Group. The companies comprising the Peer Group are reviewed periodically and changed as the lines of business of these companies, and of Unocal, change. Prior to 1993 the Peer Group consisted of 16 companies and had been increased to 19 by the end of 1994. As the result of the acquisition of one of the Peer Group companies by another company in early 1995, the Peer Group currently consists of 18 companies.

The Committee has been advised that stock options granted under the Long-Term Incentive Plan of 1991 currently satisfy Internal Revenue Service guidelines and thus remain deductible expenses under the performance-based compensation requirements of Section 162(m) of the Internal Revenue Code. The Committee has taken steps to make performance share awards under the Long-Term Incentive Plan and awards under the Revised Incentive Compensation Plan consistent with IRS requirements for deductibility. It is the Committee's belief and intention that all executive compensation under the Management Incentive Program will be fully deductible in 1995 and 1996 under current guidelines and assumptions.

SALARY

The base salaries of the CEO and the other named executive officers are established annually and are subject to adjustment when there is a significant change in the executive's responsibilities. The Committee reviews the responsibilities, experience and performance of the executive officers. The Committee also examines survey data on the compensation paid by petroleum companies for similar positions. Prior to 1996 the survey data used was for a group of thirteen integrated petroleum companies that voluntarily participate in a salary survey compiled by a third-party consultant. Because of increased availability of compensation data for the Peer Group in 1996, the Committee will use compensation data for the Peer Group instead of the 13-company group for comparative purposes. Nine companies are currently part of both the Peer Group and the 13-company group.

The objective of the Committee is to establish base salaries that are near the mean paid by these surveyed petroleum companies, with adjustments for reporting relationships, responsibilities and job scope since the last survey data. After increases to the base salaries of the executive officers as a group and for the CEO were made in 1995, the salaries of those officers as a group and that of the CEO were slightly below the estimated mean of comparative salaries for the 13 companies.

REVISED INCENTIVE COMPENSATION PLAN

The Revised Incentive Compensation Plan is the Company's annual bonus plan for senior and middle management. Each award period under the Plan is one year. Total cash awards under the Plan are determined in part by comparing the Company's return to stockholders with the average return achieved by the Peer Group.

The Committee establishes individual target awards for the CEO, the named executive officers, and the other participants. The sum of these awards is the target fund for the annual award period. Each target award is based on the executive's position, responsibilities and the annual bonuses awarded by the companies used for comparing executive compensation.

The actual fund available for awards is initially established by how the Company's return to stockholders compares to that of the Peer Group. For 1995 the Company's comparative return to stockholders was below that of the Peer Group, resulting in a potential maximum payout of 92.8 percent of the target. The Committee may then reduce the fund if the Company's adjusted return on average stockholder equity does not meet the requirement established by the Committee, which was 6.9 percent for 1995. The Company's adjusted return on average stockholder equity for 1995 was 9.3 percent. Therefore, the fund was not reduced further below the target. The available fund is allocated to participants based on individual performance and achievement of established goals. Mr. Beach's award of $359,971 for 1995 was 92.8 percent of his target award.

A recipient may elect to receive up to 50 percent of the award in the form of restricted stock. The restriction period is five years. The award is forfeited if the recipient resigns or is terminated for cause prior to the end of the restriction period. The forfeiture provision does not apply to participants retiring at or after age 65. Amounts deferred into restricted stock are augmented by 20 percent to compensate for the risk of forfeiture. In 1994, Mr. Beach elected to have the maximum, 50 percent, of his 1995 award deferred into restricted stock. The Company's executive officers, seven as of the end of 1995, including the CEO, elected to receive an average of 33 percent of their 1995 awards as restricted stock. Beginning with respect to awards for 1996, once a participant defers 50 percent of an award into restricted stock, he or she can elect to defer up to an additional 50 percent of the award to be paid in cash at a future date selected by the participant. This deferral is not augmented by the Company and will accrue interest at the 10-year Treasury note rate plus 2 percent.

LONG-TERM INCENTIVE PLAN OF 1991

The Long-Term Incentive Plan of 1991 (the "1991 Plan") has a term of 10 years and is administered by the Committee. Awards may be in the form of non-qualified stock options, performance shares and restricted stock. For each type of award, compensation is linked to the performance of the Company's common stock and increases in stockholder value.

In 1992, the Committee awarded a target number of performance share units to the CEO and the named executive officers for the 1992 through 1995 performance period. Each unit is the equivalent of one share of the Company's common stock. The target awards are dependent on the executive's level of responsibility and base compensation. Mr. Beach's target was 7,978 units.

The actual payout of awards at the end of the four-year performance period is determined by how the Company's return to stockholders for the period compares to that of the Peer Group. The maximum percentage of the award that can be paid out is 200 percent. During the 1992 to 1995 performance period, the Company's average annual return to stockholders was slightly above that of the Peer Group. Therefore, for that performance period, 108 percent of the target number of performance shares was paid out to the participants, including the CEO. These payouts were made one-half in cash and one-half in shares of Company stock.

The CEO and named executive officers have also received non-qualified stock options under the 1991 Plan as well as under the predecessor plan--the Long-Term Incentive Plan of 1985. The Committee determines eligible participants and the number of options to be granted. Option grants are normally made in March. Prior option grants are not considered in making these awards. The only numerical restriction on grants is the total number of shares available under the Plan. The option exercise price is the fair market value on the date of grant. Exercise of the option results in compensation to the employee only if the fair market value on the date of exercise exceeds the price on the date granted.

The number of options granted to the executive officers as a group is determined by reviewing option grants for similar level positions by the surveyed companies. The compensation value of the option grants to the executive officers as a group is also compared to option grants and compensation data available from the proxy statements of other large public companies. Since the total number of shares available under the 1991 Plan is less than 5 percent of the outstanding shares, individual grants during the term of the plan are not of such magnitude as to warrant review of possible dilutive effects on the Company's stock.

In order to further promote share ownership by management for grants made in 1991 and thereafter, 50 percent of the gain realized upon exercise is paid as restricted stock. The restriction period is five years and the award is forfeited if the recipient resigns or is terminated for cause prior to the end of the restriction period. A recipient who is 60 years or older at the date of exercise receives unrestricted shares. In 1995, Mr. Beach did not exercise any options.

PAY FOR PERFORMANCE

In 1994 the Company adopted a Pay for Performance Program covering substantially all regular full-time U.S.-payroll employees and most non-U.S. employees. Under the program, employees can receive up to 12 percent of their base pay if performance and cash flow targets are met. The target awards of participants in the Incentive Compensation Plan were reduced by 6 percent of base pay to reflect potential payments under this program. In 1996, participants in the Incentive Compensation Plan will no longer be eligible for this program and, consequently, their target awards will be increased accordingly. This change should improve management's oversight of the program.

For 1995, Pay for Performance payouts averaged 4.4 percent of base pay. This reflected the attainment of performance goals that were aligned with increasing stockholder value. The 1995 payout for Mr. Beach was $31,607.

As described above, Unocal aligns management and stockholder interests by linking executive incentive compensation programs directly to share price and the creation of stockholder value. The Long-Term Incentive Plan of 1991 also provides for grants of restricted stock to middle managers whose performance and potential is exceptional. The restriction period is 10 years and the award is forfeited if the recipient resigns or is removed for cause prior to the end of the restriction period. In addition, the Company has incentive programs for other employees that focus on real contributions to the success of the Company and its stockholders.

              Management Development
              and Compensation Committee
              of the Board of Directors

              John W. Amerman
              Malcolm R. Currie
              Frank C. Herringer
              Donald P. Jacobs
              J. Steven Whisler

                               PERFORMANCE GRAPH

CUMULATIVE RETURN TO STOCKHOLDERS*
December 31, 1990 to December 31, 1995


                        PERFORMANCE GRAPH APPEARS HERE

                                                     S&P DOMESTIC
Measurement Period                      S&P 500      INTERATED OIL
(Fiscal Year Covered)        UNOCAL     COMPOSITE    COPANIES
- ---------------------        -------    ---------    -------------
1990                         $100.00    $100.00      $100.00
1991                         $ 91.00    $130.00      $ 89.00
1992                         $103.00    $140.00      $ 95.00
1993                         $115.00    $154.00      $100.00
1994                         $116.00    $156.00      $105.00
1995                         $127.00    $215.00      $120.00

*Share price changes plus reinvested dividends.

NOTE: The S&P Domestic Integrated Oil Index consists of 11 companies, including Unocal, eight of which are also part of the Peer Group. The S&P index is used for this presentation because the SEC-mandated methodology for the performance graph differs from that used to compare Unocal and Peer Group performance for certain compensation purposes.

The preceding report of the Compensation Committee and performance graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general incorporation by reference of this Proxy Statement into any other document or its inclusion as an exhibit thereto.

                           SUMMARY COMPENSATION TABLE

                              Annual Compensation(A)        Long-Term Compensation
                              ---------------------- ------------------------------------
                                                             Awards            Payouts
                                                     ----------------------- ------------
                                                                  Securities
       Name and                                       Restricted  Underlying               All Other
       Principal               Salary      Bonus     Stock Awards  Options   LTIP Payouts Compensation
       Position          Year (Dollars) (Dollars)(B) (Dollars)(C)  (Number)  (Dollars)(D) (Dollars)(E)
- -----------------------  ---- --------- ------------ ------------ ---------- ------------ ------------
ROGER C. BEACH           1995 $718,333    $211,593     $250,210     60,000     $243,590     $ 9,000
CHAIRMAN AND CHIEF       1994  641,667     170,042      165,279     46,436      166,023       9,000
 EXECUTIVE OFFICER       1993  541,667     210,000      109,918     34,080      133,392      12,988
JOHN F. IMLE, JR.        1995  453,533     107,288      121,404     30,000      239,895       9,000
PRESIDENT                1994  438,333     171,862         None     30,512      163,306       9,000
                         1993  416,667     205,000         None     25,466      130,871      12,915
NEAL E. SCHMALE          1995  353,333      79,431       88,884     21,000      171,105       9,000
CHIEF FINANCIAL OFFICER  1994  333,333      71,667       65,018     22,095      125,189       9,000
                         1993  313,333      85,000      103,813     17,917       96,086      12,788
LAWRENCE M. HIGBY        1995  330,333     101,892         None     25,445         None       9,000
GROUP VICE-PRESIDENT     1994  155,000      55,835         None       None         None        None
 76 PRODUCTS COMPANY
JOHN W. SCHANCK          1995  296,667      71,070       35,468     17,000       99,414       3,000
GROUP VICE-PRESIDENT     1994  232,500      48,020       43,762     11,145       67,329       7,690
 OIL & GAS OPERATIONS    1993  195,504      40,000       48,868      8,321       31,110       9,059

- --------------------------------------------------------------------------------
(A)Perquisites are excluded as their value did not meet the reporting threshold of the lesser of $50,000 or 10 percent of salary plus bonus.

(B)Amounts consist of cash payments pursuant to the Revised Incentive Compensation Plan and the Pay for Performance program. Amounts deferred into restricted stock under the Revised Incentive Compensation Plan appear in the "Restricted Stock Awards" column. See also footnote C. The Pay for Performance program, applicable to nearly all Company employees, became effective in 1994. The program provides payments to employees when specific goals, including a cash flow threshold, are met.

(C)Restricted stock awards may be elected in lieu of cash bonus payments under the Revised Incentive Compensation Plan. Amounts deferred into restricted stock are augmented by 20 percent to compensate for the risk of forfeiture. The number of restricted shares is determined using the average closing price of the last 30 trading days of the year. Valuation for purposes of this disclosure is based on the closing market price on the date of the award. Aggregate restricted stockholdings and value (at closing market price on December 29, 1995): Mr. Beach 23,120 shares, $673,370; Mr. Imle 10,856 shares, $316,181; Mr.
Schmale 13,865 shares, $403,818; and Mr. Schanck 11,629 shares, $338,695.
Dividends are paid on restricted stock.

(D)Represents payout of performance share units under the Long-Term Incentive Plan of 1991. The dollar values listed were paid out one-half in cash and one-half in restricted shares of Unocal common stock.

(E)Allocation of Company's contributions to Unocal Savings Plan.

                             OPTION GRANTS IN 1995

                                                        Potential Realizable
                                                          Value at Assumed
                        Percent of                      Annual Rates of Stock
             Number of    Total                          Price Appreciation
             Securities  Options                             for Option
             Underlying Granted to Exercise               Term(C)(Dollars)
              Options   Employees    Price   Expiration ---------------------
Name         Granted(A) in 1995(B) ($/Share)    Date        5%        10%
- ----         ---------- ---------- --------- ---------- ---------- ----------
MR. BEACH      60,000      7.00%    $28.50   3/27/2005  $1,075,410 $2,725,300
MR. IMLE       30,000      3.50     $28.50   3/27/2005     537,705  1,362,650
MR. SCHMALE    21,000      2.45     $28.50   3/27/2005     376,393    953,855
MR. HIGBY      25,445      2.97     $28.50   3/27/2005     456,063  1,155,754
MR. SCHANCK    17,000      1.99     $28.50   3/27/2005     304,699    772,168

                                                   Assumed Price Appreciation
                                                 ------------------------------
                                                       5%             10%
                                                 -------------- ---------------
Assumed price per share on 3/27/2005             $        46.42 $         73.92
Gain on one share valued at $28.50 on 3/27/95    $        17.92 $         45.42
Gain on all shares (based on 247,310,375 shares
 outstanding at 12/31/95)                        $4,432,666,731 $11,233,247,796
Gain for all 1995 optionees (based on 856,189
 options)                                        $   15,345,901 $    38,889,526
Optionee gain as a percentage of total share-
 holder gain                                               0.3%            0.3%

- --------------------------------------------------------------------------------
(A)The options were granted pursuant to the Long-Term Incentive Plan of 1991.
The exercise price of the options is the average of the highest and lowest trading price of transactions in Unocal common stock as reported in the New
York Stock Exchange Composite Transactions quotations for the date of grant.
The maximum option exercise period is ten years from the date of the grant. The optionees may pay for option stock with cash, Unocal stock they already own, or with proceeds from the sale of stock acquired by exercise of the option (a cashless exercise). The options become exercisable in four equal installments:
on 9/27/95, 3/27/96, 3/27/97 and 3/27/98. For options granted to Mr. Higby,
17,000 options follow the above vesting schedule, and the remaining 8,445 options become exercisable as follows: 50% on 7/1/95, 25% on 7/1/96, and 25% on 7/1/97. Vesting of options ceases upon termination of employment. A participant who exercises an option prior to age 60 receives 50% of the share price appreciation in the form of restricted stock. The options cease to be exercisable upon termination of employment, with the following exceptions: a participant who retires at or after age 65 or under conditions determined by the Committee to be for the convenience of the Company is granted three years in which to exercise the options.

(B)Total options granted in 1995: 856,189.

(C)Use of the assumed stock price appreciation of 5% and 10% each year for the option period is required by Securities and Exchange Commission Regulation S-K. No valuation method can accurately predict future stock price or option values because there are too many unknown factors. If the stock price does not increase, the options will have no value.

                    AGGREGATED OPTION/SAR EXERCISES IN 1995
                      AND DECEMBER 31, 1995 OPTION VALUES

                                     Number of Securities         Value of In-the-
               Shares               Underlying Unexercised        Money Options at
             Acquired on   Value    Options at 12/31/95(A)      12/31/95(B)(Dollars)
              Exercise   Realized  -------------------------- -------------------------
Name          (Number)   (Dollars) Exercisable  Unexercisable Exercisable Unexercisable
- ----         ----------- --------- -----------  ------------- ----------- -------------
MR. BEACH                            129,455       76,738      $379,883      $91,975
MR. IMLE                             136,040(C)    44,122       562,622       56,017
MR. SCHMALE     5,340     $89,278     93,126       31,275       391,237       40,220
MR. HIGBY                              8,473       16,972         5,296       10,608
MR. SCHANCK                           28,873       20,402        78,868       23,292

- --------------------------------------------------------------------------------
(A)Includes options with exercise prices greater than market price on December
29, 1995.

(B)The price of $29.125, which was the closing price of Unocal common stock as reported in the New York Stock Exchange Composite Transaction quotations on December 29, 1995, was used to value options.

(C)Includes 53,380 options relinquished pursuant to a property settlement agreement

                   LONG-TERM INCENTIVE PLANS--AWARDS IN 1995

             Performance      Period      Threshold  Target    Maximum
             Share Units Until Maturation  Number   Number of  Number
Name         (Number)(A)    or Payout     of Shares  Shares   of Shares
- ----         ----------- ---------------- --------- --------- ---------
MR. BEACH      20,000        12/31/98          0     20,000    40,000
MR. IMLE       10,000        12/31/98          0     10,000    20,000
MR. SCHMALE     7,000        12/31/98          0      7,000    14,000
MR. HIGBY       6,200        12/31/98          0      6,200    12,400
MR. SCHANCK     6,000        12/31/98          0      6,000    12,000

- --------------------------------------------------------------------------------
(A)The actual number of performance shares paid out is based on the Company's return to stockholders for the four year performance period compared to that of a group of peer companies selected by the Compensation Committee. The formula for determining the payout percentage is: [1 + (5 times Unocal's average annual return to stockholders)] divided by [1 + (5 times the average annual return to stockholders for the 18 peer group companies)]. Return to stockholders is defined as share price appreciation plus reinvested dividends.

                             PENSION PLAN BENEFITS
                      ESTIMATED ANNUAL RETIREMENT BENEFITS

                                       Years of Service
         Covered       ------------------------------------------------
     Compensation(A)      25       30       35        40         45
     ---------------   -------- -------- -------- ---------- ----------
     $   50,000        $ 30,100 $ 32,900 $ 36,100 $   40,100 $   44,100
        100,000          50,100   56,900   64,100     72,100     80,100
        200,000          90,100  104,900  120,100    136,100    152,100
        400,000         170,100  200,900  232,100    264,100    296,100
        600,000         250,100  296,900  344,100    392,100    440,100
        800,000         330,100  392,900  456,100    520,100    584,100
      1,000,000         410,100  488,900  568,100    648,100    728,100
      1,200,000         490,100  584,900  680,100    776,100    872,100
      1,400,000         570,100  680,900  792,100    904,100  1,016,100
      1,600,000         650,100  776,900  904,100  1,032,100  1,160,100

- --------------------------------------------------------------------------------
(A)Covered compensation is the annual average compensation in the three highest paid years out of the last ten years preceding retirement.

The Company has a noncontributory defined benefit retirement plan covering substantially all employees that provides participants with retirement benefits based on a formula relating such benefits to compensation and years of service. The amount of these benefits is limited by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. Where that occurs, the Company has a retirement supplement designed to maintain total retirement benefits at the Retirement Plan formula level. The estimated annual benefits from the plans described above and Social Security to participants at age 65 or older, including all persons named in the Summary Compensation Table, are shown in the table above. The benefits shown are payable in the form of a straight life annuity.

The compensation used for pension purposes consists of the amounts shown in the Salary and Bonus columns of the Summary Compensation Table. Also included in covered compensation is the amount of bonus that the participant elected to defer into restricted stock. Covered compensation is the annual average compensation in the three highest paid years out of the last ten years preceding retirement.

Covered compensation and credited full years of service under the Plan as of year-end 1995 for individuals named in the Summary Compensation table are as follows: $968,701 and 34 years for Mr. Beach; $644,672 and 29 years for Mr.
Imle: $331,754 and 19 years for Mr. Schanck; and $494,345 and 26 years for Mr. Schmale. Mr. Higby is not vested yet.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

The Company has a three-year employment agreement with Mr. Higby that became effective July 1, 1994. The agreement provides for a base salary of $25,833 per calendar month, with subsequent salary increases considered in accordance with Company practices. Under the agreement, Mr. Higby is entitled to consideration for grants of stock options, performance share units and bonuses. If his employment is terminated for any reason other than misconduct, death, or inability or unwillingness to continue rendering services to the Company, Mr. Higby will be entitled to his base salary with benefits for the greater of one year or the remaining term of the agreement.

The Company does not have employment contracts with any other named executive officers, nor does it have any arrangements with executive officers concerning a change-in-control. However, the Management Incentive Program allows the Compensation Committee to accelerate the vesting of restricted stock, declare previously granted options immediately exercisable, and accelerate the payment of previously granted performance shares in certain situations. These are: a public tender for all or part of the Company's stock; a proposal submitted to the stockholders to merge, consolidate, or otherwise combine the Company with another company; or another situation that the Compensation Committee determines is similar.

The Company maintains a Termination Allowance Plan applicable to almost all employees. The plan generally provides for 2 weeks of pay for each year of service, up to a maximum of 52 weeks of pay, if an employee's job is eliminated.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of December 31, 1995, the following entities were known by the Company to own beneficially more than 5% of the Company's common stock:

             Name and Address of                 Amount and Nature    Percent of
              Beneficial Owner                of Beneficial Ownership   Class
             -------------------              ----------------------- ----------
THE CAPITAL GROUP COMPANIES, INC.                  15,290,880(A)         6.10
333 SOUTH HOPE STREET, LOS ANGELES,
CALIFORNIA 90071

WELLINGTON MANAGEMENT COMPANY                      12,836,437(B)         5.19
75 STATE STREET, BOSTON, MASSACHUSETTS 02109

FMR CORP.                                          12,793,590(C)         5.12
82 DEVONSHIRE STREET, BOSTON, MASSACHUSETTS
 02109

- --------------------------------------------------------------------------------
(A)Based on a Schedule 13G dated February 9, 1996. The Capital Group Companies, Inc. beneficially owned all of the 15,290,880 shares through affiliates. This number included 2,954,600 shares resulting from the assumed conversion of 1,817,100 shares of Unocal's $3.50 convertible preferred stock. The Capital
Group Companies Inc. had the sole power to vote or to direct the vote of 1,650,180 shares, and had sole power to dispose or to direct the disposition of all 15,290,880 shares. Capital Research and Management Company, a registered investment adviser and a wholly-owned subsidiary of The Capital Group
Companies, Inc., had sole power to dispose of or to direct the disposition of 12,680,870 shares. Other operating subsidiaries of The Capital Group Companies, Inc. exercised investment discretion over various institutional accounts holding the remaining shares.

(B)Based on a Schedule 13G dated February 9, 1996. Wellington Management Company beneficially owned all 12,836,437 shares in its capacity as investment adviser to numerous investment counseling clients. It does not have sole voting or dispositive power over any of the shares. Wellington Management Company has shared voting power over 5,222,465 shares, and shared power to dispose or to direct the disposition of all 12,836,437 shares.

(C)Based on a Schedule 13G dated February 14, 1996. FMR Corp. beneficially owned all of the 12,793,590 shares through affiliates. This number included 2,914,605 shares resulting from the assumed conversion of 1,792,500 shares of Unocal's $3.50 convertible preferred stock. FMR Corp. had the sole power to vote or to direct the vote of 2,612,529 shares. The voting of the remaining shares is carried out under written guidelines established by the Boards of Trustees of the funds for which Fidelity Management & Research Company serves as investment adviser. FMR Corp. has sole power to dispose of or to direct the disposition of all 12,793,590 shares.

                                    ITEM 2.
                         RATIFICATION OF APPOINTMENT OF
              COOPERS & LYBRAND L.L.P. AS INDEPENDENT ACCOUNTANTS

The stockholders will be asked to ratify the appointment of the firm of Coopers & Lybrand L.L.P. as independent accountants for 1996. This appointment was made by the Board of Directors on the recommendation of its Accounting, Auditing & Ethics Committee.

Coopers & Lybrand L.L.P., one of the nation's largest public accounting firms, has served as the Company's independent accountants for the past 51 years. Representatives of the firm are expected to be present at the Annual Meeting and will have the opportunity to make a statement if so desired and will be available to respond to questions.

The affirmative vote of a majority of the shares present in person or by proxy at the meeting, and entitled to vote on this item, is required for ratification of the appointment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT ACCOUNTANTS FOR 1996. THE PROXY HOLDERS WILL VOTE ALL PROXIES RECEIVED FOR RATIFICATION UNLESS INSTRUCTED OTHERWISE.
                                    ITEM 3.
                              STOCKHOLDER PROPOSAL

A stockholder has given notice that the following proposal will be presented at the meeting:

"WHEREAS: Unocal's Statement of Principles functions as the company's code of conduct for doing business internationally. In it Unocal promotes:

  . Conduct for doing business in a way that engenders pride in our employees and respect from the world community;

  . A safe and healthful work place and equal opportunity employment;

  . Improving the quality of life in communities where we do business so that Unocal's 'presence enhances people's lives in long lasting, meaningful ways';

  . Protecting the Environment and encouraging meaningful dialogue with shareholders, employees, media and the public.

  . "Be a Good Corporate Citizen' Unocal's code concludes.

We commend Unocal for creating such a set of forward looking guidelines. However we believe those guidelines fall short in vitally important areas and that in fact Unocal's international conduct at times is in direct conflict with the company's own guidelines.

For example, take the case of Unocal's expanding involvement in the police state of Burma, one of the world's most repressive countries, as confirmed by Amnesty International and the U.S. State Department. Human rights monitors agree that the July, 1995 release of Burma leader, Aung San Suu Kyi, has not lessened human rights violations against her or against the Burmese people. Many human rights groups believe Unocal's controversial connection with the illegitimate military junta in fact hurts our reputation more than it builds 'respect in the world community.' Furthermore, a clear case can be made that Unocal's Burma involvement strengthens the repressive military government through the payment of tens of millions of dollars as payment for exploration rights, goods and services now and in the future, providing legitimacy to an ostracized government by investing there and portraying the country in a positive light which helps counter growing international criticism. This is in direct conflict with the company's pledge to enhance people's lives in meaningful ways.

But Burma is only one example. Unocal also does business in other countries with controversial human rights records: Azerbaijan, Indonesia, China and Thailand.

Thus we believe the Unocal Principles need significant expansion. Entirely absent from the present Principles is clear human rights criteria. For example Levi Strauss, in its Guidelines of Country Selection, states, 'We should not initiate or renew contractual relationships in countries where there are pervasive violations of human rights.'

RESOLVED That shareholders request the Board of Directors to review and update the Unocal Principles and report their revisions to shareholders and employees by September 1996. In its review the Board shall include a section advising Unocal on making decisions on investing in or withdrawing from countries where there is a pattern of on-going and systemic violations of human rights, where a government is illegitimate or where there is a call by human rights advocates, pro-democracy organizations or legitimately elected representatives for economic sanctions against their country."

DIRECTORS' RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

  . Unocal is committed to meeting the highest ethical standards in all of our operations, at home and abroad. Our respect for human rights is absolute. This commitment underlies our entire Statement of Principles, which was reviewed and published in 1994.

  . We believe that our Statement of Principles, which is our code of conduct for doing business internationally, is fully adequate and current.
    Its key principles include treating everyone fairly and with respect, maintaining a safe and healthful workplace, and improving the quality of life in the countries where we do business.

  . Unocal's presence has generated positive change in developing nations, regardless of their political leadership. Over the past 30 years, we've seen our activities improve the quality of life for many thousands of families and their communities in Indonesia, the Philippines and Thailand. Energy development has been essential to the growth of these economies.

  . This same resolution presented last year by the same proponents was overwhelmingly rejected by more than 94 percent of voting stockholders at the Company's 1995 Annual Meeting.

OVERVIEW

The proposed resolution asks the Board of Directors to review and update Unocal's Statement of Principles and to incorporate various political and social criteria as prerequisites for doing business internationally. The proposal specifically discusses our project in Myanmar.

                            STATEMENT OF PRINCIPLES

                      UNOCAL'S CODE OF CONDUCT FOR DOING
                           BUSINESS INTERNATIONALLY

 . Meet the highest ethical standards in all of our business activities.

   Conduct business in a way that engenders pride in our employees and respect from the world community.

 . Treat everyone fairly and with respect.

   Offer equal employment opportunity for all host country nationals, regardless of race, ethnic group or sex.

   Make sure that a very high percentage of the work force is made up of nationals.

   Train and develop national employees so they have full access to opportunities for professional advancement and positions at higher levels in the organization.

 . Maintain a safe and healthful workplace.

   As employees, value and protect each other's health and safety as highly as we do our own.

 . Use local goods and services as much as practical, whenever they're competitive and fit our needs.

 . Improve the qualify of life in the communities where we do business.

   Contribute--and not just economically--to local communities so that our presence enhances people's lives in long-lasting, meaningful ways.

 . Protect the environment.

   Take our environmental responsibilities seriously and abide by all environmental laws of our host country, as we do in the United States.

 .Communicate openly and honestly.

   Maintain our policy of encouraging meaningful dialogue with concerned shareholders, employees, the media and members of the public.

 . Be a good corporate citizen and a good friend of the people of our host country.

Unocal is one of four co-venturers in a major natural gas project to develop the Yadana field offshore Myanmar. Total, SA, of France is the project operator. The Yadana project includes construction of four platforms and a 254-mile pipeline from the offshore gas field to the Myanmar-Thailand border. The Petroleum Authority of Thailand is responsible for a 161-mile connecting pipeline from the border to a power plant to be built southwest of Bangkok.

Graphic: Map. The map shows the location of offshore wells in the Andaman Sea, and the routes of the Yadana export pipeline to Ratchaburi, Thailand, and the proposed domestic pipeline to Myanmar (near Yangon). The Yadana pipeline is labeled as 416 miles (669 km) long, and the proposed domestic pipeline is labeled 162 miles (260 km) long. The locations of the proposed power plant and proposed fertilizer plant are indicated near Yangon.

The Yadana project is also expected to supply--through a domestic pipeline--a proposed 200-megawatt power plant and a 1,750-metric-ton/day fertilizer manufacturing facility near Yangon, Myanmar's capital. Yadana gas may also fuel a possible 75-megawatt power plant in southern Myanmar. Together, these projects will provide significant economic benefits for a country that is heavily agrarian and short on energy supplies.

Unocal joined the project as a co-venturer in 1993 and has a 28.26 percent interest in the $1 billion venture. Total has a 31.24 percent interest in the project, while Thailand's PTT Exploration & Production Public Co., Ltd. (PTTEP) and Myanma Oil and Gas Enterprise (MOGE) have 25.5 percent and 15 percent interests, respectively.

As an investor in the Yadana project, Unocal is complying fully with its Statement of Principles. Total follows a similar corporate standard and has established an additional code of conduct specifically for the Yadana project. The project will be completed in accordance with the laws of the host country, as well as international environmental, humanitarian and industry standards.

EMPLOYMENT POLICIES

1. Contract Labor: All work conducted on the Yadana project is paid and is documented accordingly. This has been the case since the project began. Neither Unocal nor Total will accept any other type of labor arrangements.

2. Pay Scales: Wages--which are superior to prevailing local average wage scales--have been set for all those working on this project. All work arrangements are formalized through labor contracts. Workers receive their pay directly and are required to sign pay records.

3. Workplace Standards and Safety: Specific standards have been set for work sites and contractors. All contract workers are provided food, potable water, lodging, hygiene facilities, ongoing medical and preventive health care, safety clothing and equipment.

4. Third-party Contractors: Third-party contractors are under the strict supervision of Total. All contractors must commit to fair hiring practices. They also must show evidence of an ongoing, comprehensive health and safety management system. Thorough documentation must be maintained of work team activities, worker status, job planning and weekly salary payments.

5. Hiring Targets: Employment targets have been set for villages in the vicinity of the pipeline route to ensure that each village--and the Burman, Karen, Mon and other ethnic groups they represent--has an equal opportunity to participate in the local project work force.

6. Employment Requirements: Applicants must be at least 18 years of age and must pass a free, project-sponsored physical examination. They must also complete basic first aid, work safety and fire-fighting training.

7. Compliance Audits: Regular audits are conducted by Total to ensure compliance with the project's employment, and health and safety management policies.

THE YADANA PROJECT: ENHANCING LOCAL QUALITY OF LIFE

The Yadana project has a socio-economic development component specifically designed to provide job opportunities, improve living standards and promote viable, long-term economic development for villages in the pipeline region. These projects, underwritten through a special fund financed by the four co-venturers, include:
1. A demonstration livestock breeding program. This will help local farmers refine their cattle and pig farming practices, increase milk production and improve livestock nutrition.
2. A 2.5-acre shrimp farm. This is expected to produce about four tons of black tiger shrimp annually. The earthen dikes required for the shrimp farm were hand-built by local villagers, all of whom have earned an equity interest in the project.
3. A new elementary school and adjoining health center. This is being constructed in the seaside village of Daminseik, near landfall for the Yadana pipeline.
4. Upgrading/staffing of medical facilities. A full-time doctor is now assigned to the Kanbauk village hospital, which serves a region that has lacked adequate medical care. The hospital has been completely renovated and expanded to include a contagious disease isolation ward. Eight additional full-time doctors have been recruited to provide medical care in this remote region.

Graphic: Map. The map shows the route of the onshore segment of the Yadana export pipeline and the locations of 13 different sites along the route where there are villages with community development projects sponsored by Yadana co-venturers.


POLITICAL NEUTRALITY

Unocal's operations in Southeast Asia are undertaken in cooperation with government agencies of the host countries. Many of these relationships-- particularly in Thailand, Indonesia and the Philippines--were established in the 1960s, during a period of rapid political change throughout the region. Our reputation for integrity, our commitment to political neutrality and our technical and operational expertise have allowed us to expand these partnerships and maintain a strong competitive position in this dynamic region.

At the same time, we have seen first-hand how our activities have significantly helped improve the quality of life for many families and communities in Thailand, Indonesia and the Philippines. Over the past 30 years, Unocal has helped create thousands of jobs, provided career development opportunities, and spurred the development of vital new downstream industries and businesses. In addition, we've sponsored a wide range of human and community improvement programs. These range from schools and educational scholarships to water systems projects and income enhancement programs.

Like other Unocal energy development projects in Southeast Asia, our participation in the Yadana project is based strictly on resource potential, business economics and technical expertise--not political factors. We believe that Unocal--and U.S. corporations, in general--must not serve as instruments of foreign policy or political interest groups. Foreign relations activities are best conducted through international diplomatic channels.

BOARD OVERSIGHT

The Board regularly reviews and evaluates the Yadana project in order to validate compliance with both our Statement of Principles and policy of political neutrality for international operations. Senior Unocal management and employees involved with the project regularly conduct comprehensive, objective evaluations of all aspects of this project and report their findings to the Board. We also undertake regular first-hand, in-field evaluations; the most recent was in January 1996.

At its January 1996 meeting, the Board passed a formal resolution stating that the "Yadana project is a critical part of the company's long-range Southeast Asia operating strategy and represents a positive investment that will enhance stockholder value. . . . From moral, ethical, economic and human development perspectives, the Yadana project represents a significant opportunity to bring sustainable, long-term benefits to the people of Myanmar."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL. THE PROXY HOLDERS WILL VOTE ALL PROXIES RECEIVED AGAINST THIS PROPOSAL UNLESS INSTRUCTED OTHERWISE.

The affirmative vote of a majority of the shares present in person or by proxy at the meeting, and entitled to vote on this item, is required for approval of this proposal.

                                    ITEM 4.
                              STOCKHOLDER PROPOSAL

A stockholder has given notice that the following proposal will be presented at the meeting:

"WHEREAS Unocal Canada Management Limited has constructed a sour gas processing plant in northern Alberta on the contested aboriginal lands of the Lubicon Lake Indian Nation;

And whereas the Lubicon Lake Indian Nation publicly opposes operation of Unocal Canada's sour gas processing plant for environmental and health reasons;

And whereas both levels of Canadian government have publicly acknowledged that the Lubicon Lake Indian Nation has rights to traditional Lubicon lands although there remains disagreement as to the exact nature and extent of those rights;

And whereas the dispute over Lubicon land rights has attracted international attention including a decision by the U.N. Human Rights Committee that development activity in the unceded Lubicon territory violates the civil and political rights of the Lubicons and charges by the World Council of Churches that development activities in the unceded Lubicon territory could have genocidal consequences for the Lubicon people;

And whereas the history of the Lubicon dispute and the support which the Lubicon people enjoy both within Canada and internationally ensures that the Unocal Canada sour gas processing plant will remain a source of continuing controversy for as long as it is located in the unceded Lubicon territory including the possibility of triggering an international consumer boycott of Unocal;

And whereas the Unocal Canada sour gas processing plant in northern Alberta is part of the larger question facing Unocal of the impact and implications of Unocal activities upon Indigenous societies worldwide;

And whereas opposition to the operation of Unocal Canada's sour gas processing plant in the unceded Lubicon territory may therefore create continuing negative publicity for Unocal operations and an unstable investment climate jeopardizing returns to Unocal shareholders:

NOW THEREFORE BE IT RESOLVED that the shareholders of Unocal request the Board of Directors to prepare a full written report to all shareholders (omitting proprietary information) within three months of the 1996 Annual Meeting providing information on Unocal Canada's involvement in the Lubicon territory, the newly constructed sour gas processing plant, alternatives to continuing this sour gas processing plant in operation, the likely consequences for Unocal if this sour gas processing plant is kept in operation in the Lubicon territory and the impact and implications of Unocal activities upon Indigenous societies worldwide. This report should contain information on the situation provided directly by the Lubicons as well as by the officials of Unocal Canada."

DIRECTORS' RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

  . Unocal Canada's new sour gas processing unit at the Slave field has been operating routinely, effectively and without incident since April 1995.

  . Unocal holds all necessary permits and has full regulatory approval to operate at the Slave field.

  . Regulatory authorities concluded that the proposed processing operations
    "pose no health, safety or environmental threat to either people or wildlife in the region."

  . Unocal carefully monitors sulfur emissions at the plant site on a daily basis; these emissions are consistently below the permitted level.

  . Unocal has made every good faith effort to communicate openly with our Lubicon neighbors and be a good corporate citizen. Several Lubicons are employed at our plant site.

  . 95% of Unocal's voting stockholders rejected this exact proposal at last year's Annual Meeting.

OVERVIEW

The proposal requests the Board to prepare a report to shareholders on the sour gas processing unit that Unocal Canada Limited added in mid-1994 to the company's existing facilities at its Slave oil and gas field in Northern Alberta.

We do not believe this report is necessary. Unocal's operations at this field are entirely routine and conducted in a manner that protects the health, environment and safety of our employees and our neighbors--a small group of Lubicons living in Little Buffalo, about 12 miles from the plant site. Our permits and activities at the Slave field have undergone intense scrutiny and received complete approval by Canadian regulatory authorities. The Alberta Energy & Utilities Board (formerly the Energy Resources Conservation Board, or ERCB), the agency responsible for all energy issues affecting the province, concluded that Unocal's sour gas processing ". . . will not represent any substantive risk to the people living in the area or their future lifestyle . . ."

Unocal, from the onset, has freely and willingly shared information about our activities, including our plans to expand the plant and process sour gas. We've met with Lubicon representatives on a number of occasions in an attempt to discuss their concerns. The Lubicons and their supporters were given every opportunity to express their views in an extensive public forum convened by the ERCB. We've offered, and we continue to offer, a variety of technical assistance, jobs, training and other support. In fact, we employed several Lubicons at the Slave field before plant construction; at present, two Lubicons work at the site.

SLAVE FIELD: ROUTINE, ENERGY EFFICIENT OPERATIONS

Unocal Canada Limited has been operating at the remote Slave field since 1981. Current field production is 2,640 barrels of oil per day and 27 million standard cubic feet of gas per day. The addition of a sour gas processing unit is a routine, energy-efficient and environmentally viable way to recover gas that would otherwise not be recovered (i.e., left in the ground) or previously was flared. More than 200 sour gas plants are now operating in the province of Alberta alone, most of which are considerably larger in terms of sulfur emissions than our Slave sour gas plant. Average concentration of H/2/S entering our plant is approximately 150 parts per million (0.015%) and no sulfur is manufactured. (Whereas a typical sour gas feed stream may have concentrations of 25% H/2/S or more in plants that actually manufacture sulfur). We carefully monitor sulfur emissions at the plant site every day. A record of these emissions shows they are consistently less than half the permitted levels.

AVERAGE DAILY SO/2/ EMISSION RATE
vs. Permitted Level (2,800 pounds per day)

Graphic: Bar Chart. The chart shows the average daily SO2 emissions by month for April 1995 through February 1996, represented by vertical bars on the chart. The emissions limit is shown by a horizontal line.

         Apr-95  May-95  Jun-95  Jul-95  Aug-95  Sep-95  Oct-95  Nov-95  Dec-95  Jan-96  Feb-96
AVG        772     875     719      829     964   1,155   1,081   1,036   1,036   1,014  1,058
LIMIT    2,800   2,800   2,800    2,800   2,800   2,800   2,800   2,800   2,800   2,800  2,800


PERSPECTIVE ON THE LUBICON'S LAND DISPUTE

Because our Slave field gas plant comes within 2.5 miles of a proposed reserve area tentatively set aside for the Lubicons by the Canadian government in 1988, Unocal has unfortunately become caught in the middle of the Lubicons' decades-old land rights dispute with provincial and federal authorities.

At various times in the past years, government authorities have attempted to settle the Lubicon's claim. Several groups of Lubicons have broken away from the main band, formed separate bands and negotiated their own settlements (land and compensation) with the government. As a result, membership in the original band--those still living near the Slave field--is thought to be considerably reduced. Authorities have noted that this could affect any further settlement, since an Indian reserve size and amount of compensation are calculated according to its population base.

Graphic: Map. The map shows the outlines of the proposed Lubicon Lake Indian Reserve and Unocal's lease area. The locations of the Slave Gas Plant and Little Buffalo (Lubicon Lake Indian Settlement) are indicated, with the notation that the two are 12 miles apart.

OUR POSITION

We believe all issues surrounding our plant operations have been examined and reported on extensively. Unocal policy stresses strict adherence to safety and environmental compliance. We take this commitment very seriously. We stand by our conviction that our sour gas operations at the Slave field are entirely safe and routine, and pose no threat to the region's people or environment.

Resolving this land dispute with the Lubicon Indians does not involve Unocal in any way. Neither the jurisdictional/territorial concerns of a foreign country, nor census matters relating to indigenous populations are within the scope of Unocal's operations or responsibilities.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL. THE PROXY HOLDERS WILL VOTE ALL PROXIES RECEIVED AGAINST THIS PROPOSAL UNLESS INSTRUCTED OTHERWISE.

The affirmative vote of a majority of the shares present in person or by proxy at the meeting, and entitled to vote on this item, is required for approval of this proposal.
                                    ITEM 5.
                              STOCKHOLDER PROPOSAL

A stockholder has given notice that the following proposal will be presented at the meeting:

WHEREAS As shareholders we believe it is important for our company to assume leadership on limiting pollution in the environment. Such an approach is good for business and for our company's public image;

We believe that the responsible implementation of pollution prevention procedures result in benefits to the corporation and its shareholders by increased efficiencies, reduced costs from potential enforcement and liability actions, and long term elimination of environmental compliance costs;

We also believe that pollution prevention is the best approach to reducing pollution because it seeks an efficient and cost effective means of reducing pollution at its source. Pollution prevention can keep a company's products from leaking into air, land or water and thereby reduces the amount of wasted products. A study conducted by the New Jersey Department of Environmental Protection concluded that companies will save five to eight dollars for every dollar they spend reducing the amount of hazardous chemicals that they use.

In response to concerns expressed by local residents, the Chevron refinery in Richmond, California, performed a pollution prevention audit of their wastewater processes, resulting in a 70-90 percent reduction of toxic discharges to San Francisco Bay. Many other companies have also engaged in effective pollution prevention planning through internal and external reviews.

RESOLVED: Shareholders request that the company adopt a policy requiring each of its major facilities to conduct an annual review of available pollution prevention options for high priority pollution sources, especially those on which stakeholder groups have raised concerns, and to provide a summary report to shareholders of these reviews.

Supporting Statement:

We believe that our company would benefit from annual pollution prevention assessments that identify options to eliminate or greatly reduce toxic hazards at the source. This process would help restore public confidence in the company's commitment to reduce undesirable impacts on workers, neighbors and the environment. Recent public concerns about high levels of toxic selenium discharges from the Unocal refinery into San Francisco Bay, despite other refineries' successful reduction of such pollution, demonstrates the need for increased prevention efforts at our company.

DIRECTORS' RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

  . Unocal already has clearly defined health, environment and safety policies that promote pollution prevention and hazardous waste reduction.

  . We already have effective pollution prevention programs in place and have made significant improvements in recent years.

  . Unocal has already developed and implemented comprehensive health, environment and safety management systems and we conduct audits of our operating facilities on a regular basis.

  . We already participate in a range of government and industry programs to monitor and reduce the use of and exposure to hazardous chemicals. Among these is a joint industry research project aimed at reducing selenium discharge in the San Francisco Bay.

  . We have already published an "Environmental Report to Stockholders" detailing the Company's numerous health, safety and environmental initiatives, including our pollution reduction efforts. We plan to update this report regularly.

  . We already have a public communications program that shares information about the health and environmental impact of our activities on communities near our major facilities.

OVERVIEW

The proposal requests that the Company adopt a policy requiring its major facilities to conduct an annual review of pollution prevention options (and provide a summary report to shareholders) with particular focus on "high priority pollution sources, especially those on which stakeholder groups have raised concerns."

Unocal agrees that responsible pollution prevention procedures can be cost effective, resulting in benefits to stockholders. However, we believe this proposal is neither necessary nor appropriate, and would subject the company to the needless expense of producing and distributing over 100,000 copies of a technical report each year.

The Company is committed to environmental compliance. We already have good programs in place at our facilities that promote pollution prevention and hazardous waste reduction, and we're continuing to improve them. These measures have been carefully developed and implemented to meet the particular needs of each facility.

OUR COMPANYWIDE ENVIRONMENTAL COMMITMENT

Unocal takes its commitment to addressing the environmental impacts of our products, operations and activities very seriously. Our first Environmental Report discussed some of the challenges we face, as well as our numerous programs for environmental compliance, pollution control and emissions reduction. Pollution prevention is just one part of our overall effort to address the environmental impacts of our operations.

The Board's Health, Environment and Safety Committee is responsible for overall review of Unocal's environmental performance. At the executive officer level, we've created a Compliance Policy Team that includes our chief executive and financial officers, general counsel, and vice president for health, environment and safety, as well as group vice-presidents for the major operating groups.

Our Compliance Policy Team is responsible for ensuring that our policies, procedures, training programs and audits for environmental matters are up-to-date and effective. Each Unocal operating unit and subsidiary appoints an environmental manager whose primary responsibility is to coordinate and monitor environmental affairs. In addition, we have started to hold public forums and more systematically share information about our activities with local communities.

COMPREHENSIVE AUDIT PROGRAM

We are proud of our newly strengthened management and control systems. These include a comprehensive auditing program that extends through all levels of the organization. The core of this program involves regular, in-depth investigations designed to ensure that Unocal's facilities comply with environmental laws and are using specific management and operating practices to assure this compliance.

                      UNOCAL'S STATEMENT OF ENVIRONMENTAL
                                  PRINCIPLES

 . Recognize and respond to community concerns about our products and operations

 . Develop and produce products that can be manufactured, transported, used and disposed of safely

 . Make health, environmental and safety considerations a priority in our planning for all existing and new products, processes and facilities

 . Report promptly to officials employees, customers and the public, information on product-related health, environmental or safety hazards and to recommend protective measures

 . Counsel customers on the safe use, transportation and disposal of our products

 . Operate our refineries, plants and facilities in a manner that protects the health, environment and safety of our employees and the public

 . Extend knowledge by conducting or supporting research on the health, environmental and safety effects of our products, processes and waste materials

 . Work with others to resolve problems created by past handling and disposal of hazardous substances

 . Participate with the government and others in creating responsible laws, regulations and standards to safeguard the community, workplace and environment

 .  Promote the principles and practices of "Health, Environment and Safety
   Programs" by sharing experiences and offering assistance to others who produce handle, use, transport or dispose of products similar to ours

POLLUTION PREVENTION AND ENVIRONMENTAL IMPROVEMENT PROGRAMS

Unocal participates in a number of industry-wide programs for pollution prevention. Among these is the U.S. Environmental Protection Agency's "33/50 Program." This is a voluntary pollution prevention program to reduce releases of 17 priority chemicals by 33 percent by 1992, and 50 percent by 1995. Unocal met those targets ahead of schedule.

Another program is the protocol for management practices for pollution prevention adopted by the American Petroleum Institute. API members, including Unocal, agree to "periodically review and identify pollution prevention options and opportunities, and develop approaches for reducing releases considering community concerns, technology and economics, and impact on human health and the environment."

In California, where our three major refineries and the majority of our branded service stations are located, we comply with the Hazardous Waste Source Reduction and Management Review Act of 1989. This requires us to conduct a review of our processes, operations, and procedures every four years to reduce hazardous wastes at each site. It also requires us to determine any alternatives to (or modifications of) processes, operations and procedures that may be implemented to reduce hazardous materials generated at our sites, including source reduction measures.

POLLUTION PREVENTION MEASURES IN THE SAN FRANCISCO BAY AREA

Unocal has a major environmental protection and pollution prevention initiative under way at our refinery in the San Francisco Bay area. This ambitious project is directed toward reducing selenium from the process effluent.

The refinery is in compliance with current discharge permit limits for selenium set by the Regional Water Board. We are now developing and testing breakthrough process technology that should reduce the selenium in our effluent by about 85 percent from our current permit level. We expect the new system to be in place ahead of the Water Board's deadline for meeting new selenium discharge limits.

OUR POSITION

Unocal has already implemented a vigorous and comprehensive series of programs to reduce and prevent pollution from our facilities. We published an Environmental Report in 1995 that discussed our programs and results in detail. Updates to this report will be available to interested stockholders. While we welcome dialogue with stockholders on issues of concern, this proposal is neither necessary nor cost-effective.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL. THE PROXY HOLDERS WILL VOTE ALL PROXIES RECEIVED AGAINST THIS PROPOSAL UNLESS INSTRUCTED OTHERWISE.

The affirmative vote of a majority of the shares present in person or by proxy at the meeting, and entitled to vote on this item, is required for approval of this proposal.

The names and addresses of the stockholder proponents, and information regarding their Unocal common stockholdings, will be furnished promptly upon receipt of any telephone or written request to the Secretary of the Company.

                                    ITEM 6.
                                 OTHER MATTERS

In accordance with Article III, Section 7 of the Company's Bylaws, for business to be properly brought before an annual meeting by a stockholder, the Corporate Secretary must have received written notice at least 30 days prior to the meeting. The notice shall set forth the matters proposed to be brought before the meeting including a brief description of the business and the reasons for conducting such business, the stockholder's name and address and the number of shares represented, and any material interest of the stockholder in such business. Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with these procedures.

If other business, of which the Board of Directors has no knowledge at the time of this printing, properly comes up for action at said meeting or any adjournment thereof, the proxies will be voted with respect thereto in accordance with the discretion of the proxy holders. The proxy holders will also vote the proxies in their discretion with respect to other matters described in Rule 14a-4(c) under the Securities and Exchange Act of 1934.

STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

Stockholder proposals for inclusion in the Company's Proxy Statement for the 1997 Annual Meeting must be received by the Corporate Secretary at 2141 Rosecrans Avenue, Suite 4000, El Segundo, California 90245, on or before December 20, 1996.

                                           By Order of the Board of Directors


                                           /s/ Dennis P. R. Codon
                                           ----------------------------------
                                               Dennis P. R. Codon
                                               Vice President, Chief Legal
                                               Officer, and Corporate Secretary

April 22, 1996
El Segundo, California

                 [FACING IDENTIFICATION MARK]

                                              NO POSTAGE
                                             NECESSARY IF
                                             MAILED IN THE
                                             UNITED STATES



        BUSINESS REPLY MAIL
        FIRST CLASS MAIL   PERMIT NO. 4035   Los Angeles, CA

        POSTAGE WILL BE PAID BY ADDRESSEE

        UNOCAL CORPORATION
        ATTN: CORPORATE SECRETARY, DEPT. R
        P. O. BOX 2390
        LOS ANGELES, CA 92622-2390


                                [POSTNET BARCODE]

UNOCAL CORPORATION
[_] I plan to attend the Annual Stockholders Meeting on Monday, June 3, 1996.


- --------------------------------------------------------------------------------
Name                     (Please print)

- --------------------------------------------------------------------------------
Address
                                               (    )
- --------------------------------------------------------------------------------
City                        State    Zip       Telephone No.

STOCKHOLDER COMMENTS

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

It may not be possible to respond individually to all comments.

                              [FACING IDENTIFICATION MARK]


                                               NO POSTAGE
                                              NECESSARY IF
                                             MAILED IN THE
                                             UNITED STATES


        BUSINESS REPLY MAIL
        FIRST CLASS MAIL PERMIT NO. 4035  Los Angeles, CA

        POSTAGE WILL BE PAID BY ADDRESSEE

        UNOCAL CORPORATION
        ATTN: CORPORATE SECRETARY, DEPT. B
        P. O. BOX 2390
        BREA, CA 92622-2390


                                [POSTNET BARCODE]

UNOCAL CORPORATION

[_] I plan to attend the Annual Stockholders Meeting on Monday, June 3, 1996.

- --------------------------------------------------------------------------------
Name                     (Please print)

- --------------------------------------------------------------------------------
Address
                                               (    )
- --------------------------------------------------------------------------------
City                        State    Zip       Telephone No.

STOCKHOLDER COMMENTS

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

It may not be possible to respond individually to all comments.

UNOCAL [LOGO OF UNOCAL]
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF           Please mark
DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS OF UNOCAL  your votes as [X]
                                                            indicated in
                                                            this example

The Board of Directors recommends votes FOR Items 1 and 2

Item 1.  Election of the following     FOR ALL  [ ]    WITHHOLD AUTHORITY [ ]
         nominees as directors for     Nominees        to vote for ALL
         three-year terms to expire                    nominees.
         in 1999:

         Malcolm R. Currie,
         Neal E. Schmale,
         Charles R. Weaver

Withhold authority to vote for the following nominee(s):

- -------------------------------------------------------

Item 2:  Ratification of appointment of Coopers &    FOR     AGAINST    ABSTAIN
         Lybrand L.L.P. as independent accountants   [_]       [_]        [_]

The Board of Directors recommends votes AGAINST Items 3,4, and 5

Item 3:  Stockholder proposal: Review and report on  FOR     AGAINST    ABSTAIN
         Company's international code of conduct     [_]       [_]        [_]

Item 4:  Stockholder proposal: Report on a gas       FOR     AGAINST    ABSTAIN
         plant in Northern Alberta, Canada           [_]       [_]        [_]

Item 5:  Stockholder proposal: Review and report     FOR     AGAINST    ABSTAIN
         annually on pollution prevention options    [_]       [_]        [_]


                   CHECK THIS BOX FOR OPEN BALLOT    [_]
                   (If you check this box, the
                   company will be given access
                   to your proxy)

Please mark, date and sign as your name appears to the left and return in the enclosed envelope. If acting as executor, administrator, trustee or guardian, you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder should sign.

Dated
     -------------------------------------
Signature(s)
            ------------------------------

- ------------------------------------------
  see other side for important information


                             FOLD AND DETACH HERE

        Return the business reply card from inside the proxy statement if you plan to attend

                               ADMISSION TICKET

                            UNOCAL [LOGO OF UNOCAL]

                      1996 Annual Meeting of Stockholders

                             Monday, June 3, 1996
                                  10:00 A.M.
                           376 South Valencia Avenue
                            Brea, California 92621

                    PLEASE ADMIT           NON-TRANSFERABLE

                                      UNOCAL CORPORATION
                                      C/O CHEMICAL MELLON SHAREHOLDER SERVICES
                                      P.O. Box 1474, Church Street Station
                                      New York, NY 10277-1474

                               [LOGO OF UNOCAL]

                                      Board of Directors Proxy
                                      1996 ANNUAL MEETING OF STOCKHOLDERS



MacDonald G. Becket, Frank C. Herringer and Donald P. Jacobs, or any of them, with full power of substitution, are hereby appointed by the signatory of this Proxy to vote all shares of Common Stock held by the signatory on April 4, 1996, at the June 3, 1996 Annual Meeting of Stockholders of Unocal Corporation, and any adjournment thereof, on each of the items on the reverse side and in accordance with the directions given there and, in their discretion, on all other matters that may properly come before the Annual Meeting and any adjournment thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3, 4
                                  ---                   -------
AND 5.

                      (Continued, and to be dated and signed on reverse side)




                             FOLD AND DETACH HERE












                     YOUR VOTE IS IMPORTANT TO THE COMPANY



                     PLEASE SIGN AND RETURN YOUR PROXY BY
                  TEARING OFF THE TOP PORTION OF THIS SHEET
             AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE

- --------------------------------------------------------------------------------
[LOGO OF UNOCAL]   BOARD OF DIRECTORS PROXY
                   ANNUAL MEETING OF STOCKHOLDERS
                   JUNE 3, 1996

                   UNOCAL CORPORATION
                   C/O CHEMICAL MELLON SHAREHOLDER SERVICES
                   P.O. BOX 1474 CHURCH STREET STATION,
                   NEW YORK, NY 10277-1474

MacDonald G. Becket, Frank C. Herringer and Donald P. Jacobs, or any of them, with full power of substitution, are hereby appointed by the signatory of this proxy to vote all shares of Common Stock held by the signatory on April 4, 1996 at the 1996 Annual Meeting of Stockholders of Unocal Corporation, and any adjournment thereof, on each of the items on the reverse side and in accordance with the directions given there and, in their discretion, on all other matters that may properly come before the Annual Meeting and any adjournment thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE AND, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3, 4 AND 5.

                          (Continued and to be dated and signed on reverse side)
- --------------------------------------------------------------------------------




- --------------------------------------------------------------------------------
(Continued from other side)                   THIS PROXY IS SOLICITED ON
                                              BEHALF OF THE BOARD OF DIRECTORS
                   [LOGO OF UNOCAL]           FOR THE JUNE 3, 1996 ANNUAL
                                              MEETING OF STOCKHOLDERS

UNOCAL CORPORATION'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTES FOR ITEMS 1
- --------------------------------------------------------------------------------
AND 2
- -----

Item 1: Election of the following nominees as directors:
- ------
        Malcolm R. Currie, Neal E. Schmale and Charles R. Weaver for three-year terms that expire in 1999

        [_]  FOR ALL       [_] WITHHOLD AUTHORITY
             NOMINEES          TO VOTE FOR ALL OF THE NOMINEES

        WITHHOLD AUTHORITY TO VOTE FOR THE FOLLOWING NOMINEE(S):

        --------------------------------------------------------

Item 2: Ratification of appointment of Coopers & Lybrand L.L.P. as independent
- ------
        accountants

                [_]  FOR      [_]  AGAINST       [_]  ABSTAIN

UNOCAL CORPORATION'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTES AGAINST
- ----------------------------------------------------------------------------
ITEMS 3, 4 AND 5
- ----------------

Item 3: Stockholder proposal:
- ------
        Review and report on Company's international code of conduct.

                [_]  FOR      [_]  AGAINST       [_]  ABSTAIN

Item 4: Stockholder proposal:
- ------
        Report on a gas plant in Northern Alberta, Canada

                [_]  FOR      [_]  AGAINST       [_]  ABSTAIN

Item 5: Stockholder proposal:
- ------
        Review and report annually on pollution prevention options

                [_]  FOR      [_]  AGAINST       [_]  ABSTAIN

This Proxy is limited to................ Shares


Signature(s).....................

 .................................

        Dated: ............, 1996

PERSONS SIGNING IN REPRESENTATIVE CAPACITY SHOULD INDICATE TITLE AS SUCH.
- --------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
LONG-TERM INCENTIVE PLANS OF 1985 AND 1991, AND
REVISED INCENTIVE COMPENSATION PLAN

Annual Meeting of Stockholders-Voting Instructions

Please mark your votes as indicated in this example [X]

- -------------------------------------------------------------------------------
The Board of Directors recommends votes FOR items 1 and 2
- -------------------------------------------------------------------------------

Item 1: Election of the following nominees as directors for three-year terms to expire in 1999:

         Malcolm R. Currie,
         Neal E. Schmale,
         Charles R. Weever

     FOR ALL Nominees [_]     WITHHOLD AUTHORITY to vote for ALL nominees [_]

Withhold authority to vote for the following nominee(s):

- ---------------------------------------

Item 2: Ratification of appointment of Coopers & Lybrand L.L.P. as Independent accountants

         FOR [_]     AGAINST [_]     ABSTAIN [_]


- -------------------------------------------------------------------------------
The Board of Directors recommends votes AGAINST items 3, 4, and 5
- -------------------------------------------------------------------------------

Item 3: Stockholder proposal: Review and report on Company's International code of conduct

         FOR [_]     AGAINST [_]     ABSTAIN [_]

Item 4: Stockholder proposal: Report on a gas plant in Northern Alberta, Canada

         FOR [_]     AGAINST [_]     ABSTAIN [_]

Item 5: Stockholder proposal: Review and report annually on pollution prevention options

         FOR [_]     AGAINST [_]     ABSTAIN [_]



CHECK THIS BOX FOR OPEN BALLOT  [_]
(If you check this box, the Company will be given access to your proxy)


Signature __________________________________

Signature __________________________________

Date      __________________________________

Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee or guardian, you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder should sign.

- --------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


TO: PARTICIPANTS IN UNOCAL'S LONG-TERM INCENTIVE PLANS OF 1985 AND 1991, AND THE REVISED INCENTIVE COMPENSATION PLAN

Your voting instructions are solicited on behalf of the Board of Directors of Unocal Corporation for the Annual Meeting of Stockholders to be held on June 3, 1996. The shares in your account will be voted as directed. In the absence of such direction, the Compensation Committee of the Board of Directors has authority to vote those shares in its discretion, except as limited by law. It is understood that the Compensation Committee will have the authority to vote on all other matters which may properly come before the meeting and at any adjournment.


                            YOUR VOTE IS IMPORTANT

              PLEASE SIGN AND RETURN YOUR VOTING INSTRUCTIONS BY
            TEARING OFF THE TOP PORTION OF THIS CARD AND RETURNING
                   IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE